EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in the Registration Statements of Met-Pro Corporation on Form S-8 (No. 333-84333 and No. 333-33603) of our report dated June 21, 2013 with respect to our audits of the financial statements and supplemental schedule of Met-Pro Corporation Retirement Savings Plan as of December 31, 2012 and 2011 and for the years then ended, which report is included in this Annual Report on Form 11-K of Met-Pro Corporation Retirement Savings Plan for the year ended December 31, 2012.

/s/ Marcum LLP

Marcum LLP
Bala Cynwyd, PA
June 21, 2013